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[PRICEWATERHOUSECOOPERS LETTERHEAD]



                      CONSENT OF INDEPENDENT ACCOUNTANTS


                                 ------------


September 18, 1998


We consent to the incorporation by reference in the Prospectus Supplement of Arcadia Receivables Finance Corp. relating to Arcadia Automobile Receivables Trust, 1998-C of Coopers & Lybrand L.L.P.'s report dated January 26, 1998 on Coopers & Lybrand L.L.P.'s audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997. We also consent to the reference to Coopers & Lybrand L.L.P. under the caption "Experts".


                                            /s/ PricewaterhouseCoopers LLP

                                              PricewaterhouseCoopers LLP